October [  ], 1995

          Citizens Utilities Company
          Citizens Utilities Capital, L.P.
          Citizens Utilities Trust
          High Ridge Park, Bldg. No. 3
          P.O. Box 3801
          Stamford, Connecticut 06905

                         Re:  Registration No. 33-[       ]
                              Registration Statement on Form S-3

          Ladies and Gentlemen:

                    We have acted as special counsel for Citizens Utilities Company, a Delaware corporation (the "Company"), Citizens Utilities Capital, L.P., a Delaware limited partnership (the "Partnership") and Citizens Utilities Trust, a Delaware business trust (the "Trust") in connection with the above captioned registration statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on October [ ], 1995, and Amendment No.1 thereto, filed with the Commission on October [ ], 1995 for the purpose of registering (i) up to $201,250,000 of [ ]% Citizens Utilities Convertible Preferred Securities (liquidation preference $50 per preferred security) of the Trust (the "Preferred Securities"), representing undivided beneficial interests in the assets of the Trust, (ii) up to $201,250,000 of Partnership Preferred Securities of the Partnership (the "Partnership Securities"), (iii) up
          to $201,250,000 aggregate principal amount of [   ]%
          Convertible Subordinated Debentures Due 2035 (the "Subordinated Debt Securities") issued by the Company to the Partnership in connection with the sale of the Preferred Securities and (iv) shares of Common Stock Series A of the Company ("Common Stock") issuable upon conversion of the Subordinated Debt Securities.

                    We hereby confirm that, although the discussion set forth in the above captioned registration statement under the heading "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership, disposition and conversion of Preferred Securities, in our opinion such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership, disposition and conversion of Preferred Securities, based upon current law. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.
                   This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and, except as set forth in the next sentence, is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior written consent. We also consent to the use of our name under the heading "Legal Matters" in the form of Prospectus included as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion with the Commission as Exhibit 8 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                                   Very Truly Yours,